Exhibit 99.1

New Energy Systems Group Announces Open Market Stock Purchases by Chairman Mr. Yu

SHENZHEN, China, December 19, 2011 -- New Energy Systems Group (NYSE Amex: NEWN) ("New Energy" or the "Company"), a vertically-integrated original design manufacturer and distributor of consumer branded backup power systems, lithium ion batteries, battery parts and solar panels, today announced that Chairman and CEO, Weihe “Jack” Yu, has purchased an additional 238,000 shares of the Company’s common stock in the fourth quarter of 2011. Details of these open market purchases can be found in the Form 4 filed with the SEC on December 19, 2011.

 “I remain confident about our Company’s long-term outlook despite challenges we have experienced throughout the year,” stated Chairman Mr. Yu. “As we regain our position in the market with Anytone® branded mobile power devices and grow our Kim Fai solar related products sales, my management team and I are equally confident our efforts will produce returns for our shareholders in 2012.”

About New Energy Systems Group

New Energy Systems Group is a vertically integrated original design manufacturer and distributor of lithium ion batteries and backup power systems for leading manufacturers of mobile phones, laptops, digital cameras, MP3s and a variety of other portable electronics. The Company's end-user consumer products are sold under the Anytone® brand in China while it's commercial and OEM batteries and battery components are sold under New Power and E'Jenie. The fast pace of new mobile device introductions in China combined with a growing middle class make it fertile ground for New Energy's end-user consumer products, as well as its high powered, light weight lithium ion batteries. In addition to historically strong organic growth, New Energy is expected to benefit from economies of scale, broader distribution and higher profit margins in 2011. Additional information about the company is available at: www.newenergysystemsgroup.com.

Forward Looking Statements

This release contains certain "forward-looking statements" relating to the business of the Company and its subsidiary and affiliated companies. These forward looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions. Such forward looking statements involve known and unknown risks and uncertainties that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its website (www.sec.gov). All forward-looking statements attributable to the Company or to persons acting on its behalf are expressly qualified in their entirety by these factors other than as required under the securities laws. The Company does not assume a duty to update these forward-looking statements.

For more information, please contact:

COMPANY

New Energy Systems Group

Ken Lin, VP of Investor Relations

Tel:   +1-917-573-0302

Email: ken@newenergysystemsgroup.com

www.newenergysystemsgroup.com

INVESTOR RELATIONS

MZ

John Mattio, SVP

Tel: US +1-212-301-7130

Email: john.mattio@hcinternational.net

www.mz-ir.com

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